UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2012 (August 7, 2012)

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers' Compensatory Arrangements of Certain Officers.

Notice of Retirement

On August 7, 2012, Ms. Candace A. Clark, Senior Vice President, Chief Legal Officer, and Secretary of Kaman Corporation (the “Company”), notified the Company’s Board of Directors of her decision to retire on November 30, 2012, following 28 years of service to the Company. She will be succeeded by Mr. Shawn G. Lisle, 45, who will become the Company’s Senior Vice President and General Counsel on December 1, 2012.  Mr. Lisle currently is Vice President and Deputy General Counsel for the Company.

 Change in Control Agreement Amendment

On August 7, 2012, the Company’s Board of Directors approved an amendment of the existing change in control agreement between the Company and Neal J. Keating, Chairman, President and Chief Executive Officer of the Company.

The existing change in control agreement with Mr. Keating would have expired at the end of the original term on September 17, 2012.  The amendment to the change in control agreement entered into with Mr. Keating on August 7, 2012, extends the terms of his individual agreement for a one-year period effective September 17, 2012 and provides for successive one-year renewals thereafter subject to the Company’s right of nonrenewal upon 90-days’ advance notice. Under the amended change in control agreement, financial responsibility for any excise taxes would be borne personally by Mr. Keating in the event that Section 280G of the Internal Revenue Code were to apply to receipt of benefits under the agreement.  In addition, the amendment permits the Company to reduce such severance payments to levels so that no excise tax would be due, unless Mr. Keating would be in the same after-tax position if the full severance payment was made and the excise tax was imposed.

A copy of the following amendment is attached hereto as the Exhibit indicated:

Neal J. Keating	Third Amendment to the Kaman Corporation Amended and Restated Change in Control Agreement between Neal J. Keating and Kaman Corporation dated November 9, 2011	10.1

The above summary of the change in control agreement amendment does not purport to be complete and is subject to and qualified in its entirety by reference to each change in control agreement amendment.

7.01    Regulation FD Disclosure.

On August 7, 2012, the Company’s Board of Directors appointed Shawn G. Lisle as Senior Vice President and General Counsel, effective December 1, 2012.  Mr. Lisle currently is Vice President and Deputy General Counsel for the Company.

Mr. Lisle joined the Company on October 10, 2011, as Associate General Counsel, and was promoted to Vice President and Deputy General Counsel on February 21, 2012.  Before joining the Company, Mr. Lisle was Senior Counsel, Employee Benefits and ERISA for International Paper Company in Memphis Tennessee, a $26 billion global paper and packaging company. Prior to that, from September 2006 to January 2008, he served as legal counsel for Dana Corporation in Toledo, OH, a $8.7 billion supplier of axle, driveshaft, structural, sealing and thermal management products for global vehicle manufacturers.  From February 2000 to September 2006, Mr. Lisle was an attorney with the law firm Porter, Wright, Morris and Arthur LLP in Columbus, OH, where his practice was concentrated on employee benefits, banking and financial transactions, bankruptcy and creditor’s rights and civil litigation.  He also previously worked as a trial attorney at the U.S. Department of Justice, Tax Division in Washington, D.C. from April 1998 to February 2000.   Mr. Lisle also previously served as a judge advocate officer in the U.S. Navy Judge Advocate General’s Corps in Pearl Harbor, HI and Ft. Meade, MD, attaining the rank of Lieutenant Commander, and as a reservist in the U.S. Air Force Judge Advocate General’s Corps at Wright Patterson Air Force Base in Dayton, OH, attaining the rank of Major.  He graduated from Westminster College in 1989 with a degree in economics and obtained his law degree from the University of Akron School of Law in 1993.  Mr. Lisle also has a master of laws degree in taxation from Capital University Law School.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 9.01    Financial Statements and Exhibits.

Exhibit 10.1	Third Amendment to the Kaman Corporation Amended and Restated Change in Control Agreement between Neal J. Keating and Kaman Corporation dated August 7, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ William C. Denninger
William C. Denninger
Executive Vice President and
Chief Financial Officer

Date: August 8, 2012

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit	Description

10.1	Third Amendment to the Kaman Corporation Amended and Restated Change in Control Agreement between Neal J. Keating and Kaman Corporation dated August 7, 2012	Attached